Exhibit 4.120

Transfer Contract Regarding 10% of the Equity of Pingnan County Wangkeng Hydroelectric Co., Ltd.

This Contract has been entered into by the following parties on November 22, 2010 in Beijing.

Party A: Sanming City Chenyang Hydroelectric Co., Ltd. (hereafter referred to as “Party A”), a company incorporated under the law of China, registered under No. 350400100017627, having its domicile at Shen Kou Shun Keng Hydroelectric Station, Sanyuan District and its legal representative being Huang Shaojian whose nationality is Chinese;

Party B: Fujian Huabang Hydroelectric Investment Co., Ltd. (hereafter referred to as “Party B”), a wholly foreign owned company incorporated under the law of China, registered under No. 350000400003598, having its domicile at 3/F East Tower, Building A, No.349 Guangda Road, Taijiang District, Fuzhou City and its legal representative being John Douglas Kuhns whose position is Chairman and nationality is United States of America;

Party A agrees to transfer to Party B 10% of the equity of Pingnan County Wangkeng Hydroelectric Co., Ltd. (hereafter referred to as “Wangkeng Company”) it holds. According to relevant laws and regulations and the Articles of Association of Wangkeng Company, Party A and Party B have reached agreement on the transfer and acquisition of the equity through friendly consultation, and hereby enter into this Contract as below:

1	Transfer and acquisition of the equity

The equity being transferred under this Contract refers to 10% of the equity of Wangkeng Company legally owned by Party A. Party A agrees to transfer the above equity to Party B who agrees to acquire such equity. Party B shall hold 10% of the equity of Wangkeng Company after the transfer.

2	Price and payment of the equity

2.1	Price of the equity transfer

	2.1.1	Party A and Party B agree on the price of the transfer (acquisition) of the equity as RMB Thirty-eight Million, Nine Hundred and Sixty-six Thousand and Five Hundred (¥ 38, 966,500).

2.2	Payment of the Price

2.2.1

The price of the equity transfer under this Contract shall be paid in two instalments. The first instalment of RMB Thirty One Million (¥ 31,000,000) shall be paid before November 30, 2010 subject to the satisfaction of the following conditions:

		(1)	Both parties have duly entered into this Contract;

		(2)	There is no material adverse change to the company from the execution date of this Contract to November 30, 2010.

	2.2.2	The second instalment of RMB Seven Million, Nine Hundred and Sixty-six Thousand and Five Hundred ((¥ 7, 966,500) shall be paid before January 15, 2011.

3	Registration of change in the equity

When this Contract comes into effect, Party B shall complete the registration of change in equity with the assistance of Party A. All taxes and costs in respect of the transfer (acquisition) of the equity shall be respectively borne by both parties according to relevant regulations.

4	Undertakings and warranties

4.1	Undertakings and warranties by Party A

4.1.1

Party A warrants the equity being transferred under this Contract shall be legally owned by it according to the law and its Articles of Association when this Contract was entered into. Party A shall have the complete and independent right to possess, utilize, manage, dispose of and benefit from the equity.

4.1.2

No third-party pledge or other restrictions on interest in any other form exist for the equity being transferred. Party A warrants that the equity being transferred shall be free from any third-party recourse. In the event of third-party recourse, Party A shall be responsible for all legal liability and economic liability arising from the recourse, and shall compensate Party B for all losses incurred therefrom.

	4.1.3	Party A shall unconditionally assist Party B to complete the procedures for approval and change in registration with the industry and commerce administration regarding equity transfer.

4.2	Undertakings and warranties by Party B

	4.2.1	Party B shall promptly pay the full amount of money for the acquisition of the equity as set out in this Contract.

	4.2.2	Party B shall complete the procedures for approval and change in registration with the industry and commerce administration regarding equity transfer with the assistance of Party A.

5	Liability for breach of contract

Any party hereto who breaches this Contract shall be liable for the innocent party.

6	Miscellaneous

6.1

The price for equity transfer in this Contract includes 10% of the profit of Wangkeng Company which Party B shall enjoy from October 20, 2008 to October 31, 2010. No profit or any other costs shall be paid by Wangkeng power station to Party A, unless otherwise agreed by the parties. All profit of Wangkeng Company shall be enjoyed by Party B from November 1, 2010.

6.2

The establishment, validity, interpretation and execution of this Contract shall be governed by the law of China. Disputes between both parties arising from the performance of this Contract shall be settled through consultation. In the event of unsuccessful consultation, any party shall have the right to submit such dispute to China International Economic and Trade Arbitration Commission located in Beijing for arbitration according to the arbitration rules then in effect.

6.3

Issues not covered in this Contract shall be separately agreed by both parties through consultation. Any supplements and amendments to this Contract shall be in written form, which will have the equal legal effect as this Contract after the approval by competent authorities.

6.4

The Contract shall be executed in eight counterparts, two counterparts for each of Party A, Party B and Wangkeng Company. The remaining two counterparts shall be used for application for approval. All counterparts shall have the equal legal effect.

7	Effectiveness

This Contract shall come into effect when signed and sealed by the legal representative or the authorized agent of the legal representative, and approved by competent authorities.

(This page is intentionally left blank and provided for signature and seal.)

Party A: Sanming City Chenyang Hydroelectric Co., Ltd.

Legal representative (or authorized representative):

Party B: Fujian Huabang Hydroelectric Investment Co., Ltd.

Legal representative (or authorized representative):

3